UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

September 23, 2008

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Briar Hollow Lane, Suite 500W Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On September 25, 2008, Nevada Gold Vicksburg, LLC (“NGV”), a wholly owned subsidiary of Nevada Gold & Casinos, Inc., filed a proof of claim with the United States Bankruptcy Court for the District of Delaware asserting, among other rights, a secured claim for the two million dollars ($2,000,000) it was required to deposit with an escrow agent under the terms of an Agreement of Sale between NGV and Columbia Properties Vicksburg, LLC (“CPV”) dated November 12, 2007 for the purchase of the Horizon Casino and Hotel in Vicksburg, Mississippi (the “Agreement”). NGV filed the claim in its capacity as a secured creditor in the Chapter 11 proceedings In re Tropicana Entertainment, LLC et al., Case No. 08-10856-KJC (the “Chapter 11 Proceedings”) asserting CPV’s breach of the terms of the Agreement and the impossibility of satisfaction of certain conditions precedent to consummation of the Agreement.

On September 23, 2008, CPV, in its capacity as a debtor in possession in the Chapter 11 Proceedings, filed a complaint against NGV alleging an anticipatory breach of the Agreement and seeking liquidated damages in the amount of the $2 million deposit plus accrued interest and attorneys’ fees. NGV believes the claims against it to be without merit, that CPV is in default under the terms of the Agreement and that NGV is entitled to the $2 million deposit. NGV intends to appropriately defend the claims asserted in this matter and seek return of the $2 million deposit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: September 26, 2008	By:	/s/ James J. Kohn
James J. Kohn
Executive Vice President & Chief Financial Officer